Exhibit 99.1

For release: March 31, 2011, 6:00 am EDT	Contact: Mark Rittenbaum
503-684-7000
Greenbrier announces pricing and increased size of offering of Convertible Senior Notes due 2018
     Lake Oswego, Oregon, March 31, 2011 — The Greenbrier Companies, Inc. [NYSE:GBX] announced today that it has increased the size of its previously announced offering of $200 million aggregate principal amount of Convertible Senior Notes due 2018 (the “Notes”) to $215 million. The Notes are being offered in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Greenbrier has also granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $15 million aggregate principal amount of Notes on the same terms and conditions. Greenbrier expects to close the offering of the Notes on or about April 5, 2011, subject to satisfaction of various customary closing conditions.
     The Notes will bear interest at an annual rate of 3.5% payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning on October 1, 2011. The Notes will be convertible into shares of Greenbrier’s common stock, based on an initial conversion rate of 26.2838 shares of Greenbrier’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $38.05 per share of common stock. This represents a premium of 37.5% above the last reported sale price of Greenbrier’s common stock on the New York Stock Exchange on Wednesday, March 30, 2011 (which was $27.67 per share). The conversion rate and conversion price are subject to adjustment in certain events, such as distributions, dividends or stock splits. The Notes will mature on April 1, 2018, unless earlier repurchased by us or converted in accordance with their terms prior to such date. The Notes will be senior unsecured obligations and will rank equally with all of the Company’s existing and future senior unsecured debt and senior to all of its existing and future subordinated debt.
     Greenbrier intends to use the net proceeds from the offering, together with additional cash on hand, to (i) purchase any and all of Greenbrier’s outstanding $235 million aggregate principal amount of its 8 3/8% senior notes due 2015 (the “2015 Notes”) that are tendered pursuant to a cash tender offer and consent solicitation which Greenbrier announced on March 30, 2011, (ii) pay the consent and other fees in connection with such cash tender offer and consent solicitation and (iii) redeem or otherwise retire any and all 2015 Notes that remain outstanding following consummation of the cash tender offer.
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Greenbrier announces pricing and increased size of offering of convertible senior notes. . .(Cont.)	Page 2
     The Notes and the shares of Greenbrier common stock issuable upon conversion of the Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding the Company’s anticipated closing of its convertible note offering and the anticipated use of proceeds therefrom. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; as well as the other factors as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2010, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
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